                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

Report of Independent Accountants

To the Board of Directors and Stockholder of The Babcock & Wilcox Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), stockholder's equity, and cash flows present fairly, in all material respects, the financial position of The Babcock & Wilcox Company and its subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, The Babcock & Wilcox Company filed a voluntary petition in the U.S. Bankruptcy Court to reorganize under Chapter 11 of the Bankruptcy Code on February 22, 2000, which raises substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





PricewaterhouseCoopers LLP
New Orleans, Louisiana
February 22, 2002, except for Note 16,
as to which date is March 18, 2002.

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
                           CONSOLIDATED BALANCE SHEETS



                                                             December 31,   December 31,
                                                                 2001           2000
                                                             ------------   ------------
                                                                    (In thousands)
ASSETS

Current Assets:
     Cash and cash equivalents                               $    174,993   $     77,149
     Short-term investments                                            --         66,373
     Accounts receivable - trade, net                             225,131        195,750
     Accounts receivable - other                                    2,062         40,719
     Contracts in progress                                         77,186         83,238
     Inventories                                                   45,259         40,938
     Deferred income taxes                                         57,205         41,782
     Other current assets                                          11,132          7,988
                                                             ------------   ------------
              Total Current Assets                                592,968        553,937
                                                             ------------   ------------
Property, Plant and Equipment:
     Land                                                           1,936          1,960
     Buildings                                                     61,843         61,225
     Machinery and equipment                                      136,500        136,257
     Property under construction                                    6,350          4,109
                                                             ------------   ------------
                                                                  206,629        203,551
              Less accumulated depreciation                       129,444        123,092
                                                             ------------   ------------
     Net Property, Plant and Equipment                             77,185         80,459
                                                             ------------   ------------
Notes Receivable - Affiliates                                      25,441         25,968
                                                             ------------   ------------
Products Liabilities Insurance Recoverable (Note 2)             1,152,489      1,153,761
                                                             ------------   ------------
Goodwill Less Accumulated Amortization
   of $96,701,000 at December 31, 2001
   and $92,200,000 at December 31, 2000                            74,394         77,093
                                                             ------------   ------------
Prepaid Pension Costs                                              12,411         20,369
                                                             ------------   ------------
Other Assets                                                      134,251        102,075
                                                             ------------   ------------
              TOTAL                                          $  2,069,139   $  2,013,662
                                                             ============   ============


See accompanying notes to consolidated financial statements.



                                                     December 31,    December 31,
                                                         2001             2000
                                                     ------------    ------------
                                                            (In thousands)

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities Not Subject to Compromise:

Current Liabilities:
     Accounts payable                                $     98,915    $     97,556
     Accounts payable - affiliates                         12,493           3,401
     Accrued employee benefits                             27,293          17,387
     Accrued liabilities - other                           37,482          22,480
     Advance billings on contracts                        218,662         199,069
     Accrued warranty expense                              28,134          21,531
     U.S. and foreign income taxes payable                  8,723           3,553
                                                     ------------    ------------
              Total Current Liabilities                   431,702         364,977
                                                     ------------    ------------
Accumulated Postretirement Benefit Obligation                 897             566
                                                     ------------    ------------
Other Liabilities                                          14,693          18,589
                                                     ------------    ------------
Liabilities Subject to Compromise (Note 2)              1,441,869       1,456,313
                                                     ------------    ------------
Commitments and Contingencies (Note 10)

Stockholder's Equity:
     Common stock, par value $10.00 per share,
       authorized and issued 100,100 at
       December 31, 2001 and 2000                           1,001           1,001
     Capital in excess of par value                       134,729         134,733
     Retained earnings                                     78,323          60,824
     Accumulated other comprehensive loss                 (34,075)        (23,341)
                                                     ------------    ------------
              Total Stockholder's Equity                  179,978         173,217
                                                     ------------    ------------
              TOTAL                                  $  2,069,139    $  2,013,662
                                                     ============    ============

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)


                                                                 Years                Nine-Month
                                                                 Ended               Period Ended
                                                               December 31,           December 31,
                                                           2001           2000           1999
                                                        -----------    -----------    -----------
                                                                      (In thousands)

Revenues                                                $ 1,431,908    $ 1,162,458    $   731,283
                                                        -----------    -----------    -----------


Costs and Expenses:
     Cost of operations                                   1,243,553      1,042,663        600,024
     Selling, general and administrative expenses           117,090        110,215         90,167
     Reorganization charges (Note 2)                         32,627         17,888             --
                                                        -----------    -----------    -----------

     Total Costs and Expenses                             1,393,270      1,170,766        690,191
                                                        -----------    -----------    -----------


Equity in Income from Investees                               2,946          5,098          3,346
                                                        -----------    -----------    -----------

              Operating Income (Loss)                        41,584         (3,210)        44,438
                                                        -----------    -----------    -----------
Other Income (Expense):
     Interest income                                          4,981          4,051          3,148
     Interest expense                                        (6,709)        (4,221)        (1,677)
     Other-net                                               (4,479)          (192)         1,051
                                                        -----------    -----------    -----------
                                                             (6,207)          (362)         2,522
                                                        -----------    -----------    -----------

Income (Loss) before Provision
     for Income Taxes                                        35,377         (3,572)        46,960

Provision for Income Taxes                                   17,878            736         20,877
                                                        -----------    -----------    -----------

Net Income (Loss)                                       $    17,499    $    (4,308)   $    26,083
                                                        ===========    ===========    ===========




See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)



                                                                    Years                 Nine-Month
                                                                    Ended                Period Ended
                                                                 December 31,            December 31,
                                                             2001            2000            1999
                                                         ------------    ------------    ------------
                                                                                (In thousands)

Net Income (Loss)                                        $     17,499    $     (4,308)   $     26,083
                                                         ------------    ------------    ------------


Other Comprehensive Income (Loss):
     Foreign currency translation adjustments                  (6,140)         (3,935)          1,759
     Minimum pension liability adjustment,
       net of taxes (benefits) of ($58,000),
       ($1,546,000) and $1,670,000 in the years
       ended December 31, 2001 and 2000 and
       the nine-month period ended December 31,
       1999, respectively                                      (3,656)          2,431          (2,611)
     Unrealized losses on derivative financial
     instruments:
       Unrealized losses arising during the period,
         net of tax benefits of $1,871,000 in the
         year ended December 31, 2001                          (2,585)             --              --
       Reclassification adjustment for losses
         included in net income, net of tax
         benefits of $1,192,000 in the year
         ended December 31, 2001                                1,647              --              --
                                                         ------------    ------------    ------------
Other Comprehensive Loss                                      (10,734)         (1,504)           (852)
                                                         ------------    ------------    ------------

Comprehensive Income (Loss)                              $      6,765    $     (5,812)   $     25,231
                                                         ------------    ------------    ------------



See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                    (In thousands, except for share amounts)


                                                                                                      Accumulated
                                                                          Capital                        Other            Total
                                                     Common Stock        in Excess      Retained     Comprehensive    Stockholder's
                                                  Shares    Par Value   of Par Value    Earnings         Loss            Equity
                                                ---------   ---------   ------------    ---------    -------------    -------------

Balance March 31, 1999                                100   $       1   $    117,386    $  40,049    $     (20,985)   $     136,451
                                                ---------   ---------   ------------    ---------    -------------    -------------

Issuance of common stock                          100,000       1,000             --           --               --            1,000
Dividends paid                                         --          --             --       (1,000)              --           (1,000)

Tax benefit on exercise of McDermott
     International, Inc. stock options                 --          --            610           --               --              610
Payment to McDermott International, Inc.
     resulting from the exercise of McDermott
     International, Inc. stock options                 --          --         (1,564)          --               --           (1,564)
Net income                                             --          --             --       26,083               --           26,083
Minimum pension liability                              --          --             --           --           (2,611)          (2,611)
Translation adjustments                                --          --             --           --            1,759            1,759
                                                ---------   ---------   ------------    ---------    -------------    -------------

Balance December 31, 1999                         100,100       1,001        116,432       65,132          (21,837)         160,728
                                                ---------   ---------   ------------    ---------    -------------    -------------

Adjustment of intercompany
     balances (See Note 7)                             --          --         18,301           --               --           18,301
Net loss                                               --          --             --       (4,308)              --           (4,308)
Minimum pension liability                              --          --             --           --            2,431            2,431
Translation adjustments                                --          --             --           --           (3,935)          (3,935)
                                                ---------   ---------   ------------    ---------    -------------    -------------

Balance December 31, 2000                         100,100       1,001        134,733       60,824          (23,341)         173,217
                                                ---------   ---------   ------------    ---------    -------------    -------------
Tax benefit on exercise of McDermott
     International, Inc. stock options                 --          --              2           --               --                2
Payment to McDermott International, Inc.
     resulting from the exercise of McDermott
     International, Inc. stock options                 --          --             (6)          --               --               (6)
Net income                                             --          --             --       17,499               --           17,499
Minimum pension liability                              --          --             --           --           (3,656)          (3,656)
Translation adjustments                                --          --             --           --           (6,140)          (6,140)
Unrealized loss on derivatives                         --          --             --           --             (938)            (938)
                                                ---------   ---------   ------------    ---------    -------------    -------------

Balance December 31, 2001                         100,100   $   1,001   $    134,729    $  78,323    $     (34,075)   $     179,978
                                                ---------   ---------   ------------    ---------    -------------    -------------



See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Years                    Nine-Month
                                                                          Ended                   Period Ended
                                                                       December 31,               December 31,
                                                                   2001             2000              1999
                                                               -------------    -------------    -------------
                                                                                (In thousands)


CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                              $      17,499    $      (4,308)   $      26,083
                                                               -------------    -------------    -------------
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization                                    16,814           16,256           12,560
     Income from investees, less dividends                            (1,273)           1,177            2,107
     (Gain) loss on asset disposals                                     (266)             441              409
     Provision for (benefit from) deferred taxes                     (19,309)         (10,175)          11,283
     Other                                                             2,406           (2,495)              --
     Changes in assets and liabilities:
         Accounts receivable                                         (21,426)          (5,439)        (168,406)
         Accounts payable                                             13,285           14,868           23,605
         Inventories                                                  (4,633)           5,419           (5,464)
         Net contracts in progress and advance billings               25,400           13,658           38,257
         Products and environmental liabilities                          (33)         (80,986)          21,464
         Income taxes                                                  9,855           (3,577)          17,040
         Other                                                        10,003           86,892          (28,429)
Proceeds from insurance for products liability claims                     --           99,897          169,523
Payments of products liability claims                                     --          (23,640)        (230,998)
                                                               -------------    -------------    -------------
NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES                                            48,322          107,988         (110,966)
                                                               -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment                           (10,043)          (7,434)          (5,171)
Purchases of available-for-sale securities                            (8,159)        (177,934)              --
Maturities of available-for-sale securities                           69,040           97,863               --
Sales of available-for-sale securities                                 3,420           16,193               --
Decrease in loans to affiliates - net                                     --           28,950          103,338
Proceeds from asset disposals                                             11            1,707            4,118
Investment in equity investees                                            --               --              257
Acquisitions of businesses                                            (2,686)          (2,133)              --
                                                               -------------    -------------    -------------
NET CASH PROVIDED BY  (USED IN)
     INVESTING ACTIVITIES                                             51,583          (42,788)         102,542
                                                               -------------    -------------    -------------

                                                                       CONTINUED



                                                                        Years                   Nine-Month
                                                                        Ended                   Period Ended
                                                                      December 31,              December 31,
                                                                 2001             2000              1999
                                                             -------------    -------------    -------------
                                                                              (In thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs                                          $          --    $      (7,950)   $          --
Payment to McDermott International, Inc. resulting
   from the exercise of McDermott International, Inc.
   stock options                                                        (6)              --           (1,564)
Issuance of common stock                                                --               --            1,000
Dividends paid                                                          --               --           (1,000)
Other                                                                  (50)            (104)            (538)
                                                             -------------    -------------    -------------

NET CASH USED IN FINANCING ACTIVITIES                                  (56)          (8,054)          (2,102)
                                                             -------------    -------------    -------------

EFFECTS OF EXCHANGE RATE CHANGES
     ON CASH                                                        (2,005)             445              422
                                                             -------------    -------------    -------------

NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS                                           97,844           57,591          (10,104)

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF PERIOD                                            77,149           19,558           29,662
                                                             -------------    -------------    -------------

CASH AND CASH EQUIVALENTS AT
     END OF PERIOD                                           $     174,993    $      77,149    $      19,558
                                                             -------------    -------------    -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
   Interest                                                  $       6,412    $       4,134    $         626
   Income taxes (net of refunds)                             $      11,786    $      14,552    $      23,898
                                                             -------------    -------------    -------------

SUPPLEMENTAL DISCLOSURES OF REORGANIZATION CASH FLOWS:

Cash paid (received) during the period for:
   Interest income                                           $      (2,545)   $      (3,754)   $          --
   Legal and professional fees                               $      34,278    $      17,766    $          --
                                                             -------------    -------------    -------------



See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (a wholly owned subsidiary of Babcock & Wilcox Investment Company)
                              Debtor-in-Possession
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

We have presented our consolidated financial statements in U.S. Dollars in accordance with accounting principles generally accepted in the United States ("GAAP"). These consolidated financial statements include the accounts of The Babcock & Wilcox Company (a wholly owned subsidiary of Babcock & Wilcox Investment Company) and its subsidiaries. We use the equity method to account for investments in joint ventures and other entities we do not control, but over which we have significant influence. We have eliminated all significant intercompany transactions and accounts in consolidation. We have reclassified certain amounts previously reported to conform with the presentation at December 31, 2001. The notes to consolidated financial statements are presented on the basis of continuing operations, unless otherwise indicated.

Hereinafter, the following terms shall mean:

         o        International for McDermott International, Inc.;

         o J. Ray for J. Ray McDermott, S.A., a subsidiary of International, and its consolidated subsidiaries;

         o McDermott for McDermott Incorporated, a subsidiary of International, and its consolidated subsidiaries;

         o BWICO for Babcock & Wilcox Investment Company, a subsidiary of McDermott, and its consolidated subsidiaries; and

         o        B&W for The Babcock & Wilcox Company.

Unless the context otherwise indicates, "we," "us" and "our" mean B&W and its consolidated subsidiaries.

On February 22, 2000, B&W and certain of its subsidiaries filed a voluntary petition in the U. S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court") to reorganize under Chapter 11 of the U. S. Bankruptcy Code (the "filing"). B&W and these subsidiaries took this action as a means to determine and comprehensively resolve their asbestos liability. As of February 22, 2000, our operations are subject to the jurisdiction of the Bankruptcy Court. See Note 2 for a discussion of the proceedings and further information on B&W's asbestos liabilities.

Our financial statements as of December 31, 2001 and 2000 have been prepared in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued November 19, 1990 ("SOP 90-7"). SOP 90-7 requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization. See Note 2 for a detailed description of liabilities subject to compromise and reorganization charges at, and for the years ended, December 31, 2001 and 2000.

Use of Estimates

We use estimates and assumptions to prepare our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts we report in our financial statements and accompanying notes.

Our actual results could differ from those estimates. Variances could result in a material effect on our results of operations and financial position in future periods.

Investments

Our investments, primarily debt securities, are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive loss. We classify investments available for current operations in the balance sheet as current assets, while we classify investments held for long-term purposes as non-current assets. We adjust the amortized cost of debt securities for amortization of premiums and accretion of discounts to maturity. That amortization is included in interest income. We include realized gains and losses on our investments in other income. The cost of securities sold is based on the specific identification method. We include interest on securities in interest income.

Foreign Currency Translation

We translate assets and liabilities of our foreign operations, other than operations in highly inflationary economies, into U.S. Dollars at current exchange rates, and we translate income statement items at average exchange rates for the periods presented. We record adjustments resulting from the translation of foreign currency financial statements as a component of accumulated other comprehensive loss. We report foreign currency transaction gains and losses in income. We have included in other-net transaction gains (losses) of $46,000, $472,000 and ($1,238,000) for the years ended December 31, 2001 and 2000 and the nine-month period ended December 31, 1999, respectively.

Contracts and Revenue Recognition

We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, or a cost-to-cost method, as applicable to the product or activity involved. Certain partnering contracts contain a risk-and-reward element, whereby a portion of total compensation is tied to the overall performance of the alliance partners. We include revenues and related costs so recorded, plus accumulated contract costs that exceed amounts invoiced to customers under the terms of the contracts, in contracts in progress. We include in advance billings on contracts billings that exceed accumulated contract costs and revenues and costs recognized under the percentage-of-completion method. Most long-term contracts contain provisions for progress payments. We expect to invoice customers for all unbilled revenues. We review contract price and cost estimates periodically as the work progresses and reflect adjustments proportionate to the percentage-of-completion in income in the period when those estimates are revised. We make provisions for all known or anticipated losses. Variations from estimated contract performance could result in a material adjustment to operating results for any fiscal year. We include claims for extra work or changes in scope of work to the extent of costs incurred in contract revenues when collection is probable. At December 31, 2001 and 2000, we have included in accounts receivable and contracts in progress approximately $4,422,000 and $5,995,000, respectively, relating to commercial contract claims whose final settlement is subject to future determination through negotiations or other procedures which had not been completed.



                                                                  December 31,   December 31,
                                                                      2001           2000
                                                                  ------------   ------------
                                                                         (In thousands)

Included in Contracts in Progress:
Costs incurred less costs of revenue recognized                   $      3,053   $      3,632
Revenues recognized less billings to customers                          74,133         79,606
                                                                  ------------   ------------

Contracts in Progress                                             $     77,186   $     83,238
                                                                  ============   ============

Included in Advance Billings on Contracts:
Billings to customers less revenues recognized                    $    209,991   $    179,985
Costs incurred less costs of revenue recognized                          8,671         19,084
                                                                  ------------   ------------
Advance Billings on Contracts                                     $    218,662   $    199,069
                                                                  ============   ============




We are usually entitled to financial settlements relative to the individual circumstances of deferrals or cancellations of long-term contracts. We do not recognize those settlements or claims for additional compensation until we reach final settlements with our customers.

We have included in accounts receivable - trade, net the following amounts representing retainages on contracts:


                                                                  December 31,   December 31,
                                                                      2001           2000
                                                                  ------------   ------------
                                                                         (In thousands)

         Retainages                                               $     35,249   $     24,943
                                                                  ============   ============
         Retainages expected to be collected after one year       $     16,172   $      6,629
                                                                  ============   ============


Of the long-term retainages at December 31, 2001, we anticipate collecting $13,944,000 in 2003, $436,000 in 2005 and $1,792,000 thereafter.

Inventories

We carry our inventories at the lower of cost or market. We determine cost on an average cost basis except for certain materials inventories, for which we use the last-in first-out ("LIFO") method. We determined the cost of approximately 21% and 23% of our total inventories using the LIFO method at December 31, 2001 and 2000, respectively. The value of inventories priced at LIFO is $9,701,000 as of December 31, 2001. Inventories are summarized below:


                                                                  December 31,   December 31,
                                                                      2001           2000
                                                                  ------------   ------------
                                                                       (In thousands)

         Raw Materials and Supplies                               $     35,459   $     30,782
         Work in Progress                                                5,945          7,039
         Finished Goods                                                  3,855          3,117
                                                                  ------------   ------------
             Total Inventories                                    $     45,259   $     40,938
                                                                  ============   ============

Comprehensive Income (Loss)

The components of accumulated other comprehensive loss included in stockholder's equity are as follows:



                                                          December 31,    December 31,
                                                              2001            2000
                                                          ------------    ------------
                                                                (In thousands)

Currency Translation Adjustments                          $    (26,919)   $    (20,779)
Minimum Pension Liability                                       (6,218)         (2,562)
Net Unrealized Loss on Derivative Financial Instruments           (938)             --
                                                          ------------    ------------

    Accumulated Other Comprehensive Loss                  $    (34,075)   $    (23,341)
                                                          ============    ============



Warranty Expense

We accrue estimated expense to satisfy contractual warranty requirements when we recognize the associated revenue on the related contracts. In addition, we make specific provisions where we expect the costs of warranty to significantly exceed the accruals. Variances of actual costs and estimates could result in a material effect on our results of operations, financial position and cash flows.

Research and Development

Research and development activities are related to development and improvement of new and existing products and equipment and conceptual and engineering evaluation for translation into practical applications. We charge to operations the costs of research and development that is not performed on specific contracts as we incur them. These expenses totaled approximately $9,026,000, $13,929,000 and $9,800,000 in the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999, respectively.

Long-Lived Assets

We evaluate the realizability of our long-lived assets, including property, plant and equipment and goodwill, whenever events or changes in circumstances indicate that we may not be able to recover the carrying amounts of those assets.

Property, Plant and Equipment

We carry our property, plant and equipment at cost, reduced by provisions to recognize economic impairment when we determine impairment has occurred.

We depreciate our property, plant and equipment using the straight-line method, over estimated economic useful lives of 8 to 40 years for buildings and 3 to 28 years for machinery and equipment. Our depreciation expense was $11,805,000, $11,341,000 and $8,803,000 for the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999, respectively.

Goodwill

The majority of our goodwill pertains to our acquisition by McDermott. We amortize this goodwill on a straight-line basis, using a forty-year period, and amortize other goodwill over twenty years. Following are the changes in the carrying amount of goodwill:



                                                                     Years                  Nine-Month
                                                                     Ended                 Period Ended
                                                                  December 31,             December 31,
                                                             2001             2000            1999
                                                        -------------    -------------    -------------
                                                                         (In thousands)
     Balance at beginning of period                     $      77,093    $      79,532    $      82,836
     Acquisitions                                               1,855            1,927               --
     Amortization expense                                      (4,501)          (4,406)          (3,304)
     Translation adjustments and other items                      (53)              40               --
                                                        -------------    -------------    -------------
     Balance at end of period                           $      74,394    $      77,093    $      79,532
                                                        =============    =============    =============

For more information on acquisitions see Note 3

Other Intangible Assets

We have included other intangible assets, consisting primarily of trademarks, in other assets. Following are the changes in the carrying amount of other intangible assets:

                                                                    Years                  Nine-Month
                                                                    Ended                 Period Ended
                                                                 December 31,             December 31,
                                                            2001              2000            1999
                                                        -------------    -------------    -------------
                                                                         (In thousands)

     Balance at beginning of period                     $       4,545    $       5,053    $       5,434
     Amortization expense                                        (508)            (508)            (381)
                                                        -------------    -------------    -------------
      Balance at end of period                          $       4,037    $       4,545    $       5,053
                                                        =============    =============    =============

Other Non-Current Assets

We have included deferred debt issuance costs in other assets. We amortize deferred debt issuance cost as interest expense over the life of the related debt. Following are the changes in the carrying amount of debt issuance costs using the straight-line method, which approximates the interest method:


                                                                    Years                  Nine-Month
                                                                    Ended                 Period Ended
                                                                 December 31,             December 31,
                                                             2001            2000             1999
                                                        -------------    -------------    -------------
                                                                         (In thousands)

     Balance at beginning of period                     $       5,920    $          77    $          83
     Additions                                                     --            7,800               --
     Interest expense                                          (2,606)          (1,957)              (6)
                                                        -------------    -------------    -------------
      Balance at end of period                          $       3,314    $       5,920    $          77
                                                        =============    =============    =============

Cash Equivalents

Our cash equivalents are highly liquid investments, with maturities of three months or less when purchased, which we do not hold as part of our investment portfolio.

Derivative Financial Instruments

Our foreign operations give rise to exposure to market risks from changes in foreign exchange rates. We use derivative financial instruments, primarily forward contracts, to reduce the impact of changes in foreign exchange rates on our operating results. We use these instruments primarily to hedge our exposure associated with revenues or costs on our long-term contracts which are denominated in currencies other than our operating entities' functional currencies. We record these contracts at fair value on our consolidated balance sheet. Depending on the hedge designation at the inception of the contract, the related gains and losses on these contracts are either offset against the change in fair value of the hedged firm commitment through earnings or deferred in stockholders' equity (as a component of accumulated other comprehensive loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The gain or loss on a derivative financial instrument not designated as a hedging instrument is also immediately recognized in earnings. Gains and losses on forward contracts that require immediate recognition are included as a component of other-net in our consolidated statement of income.

Stock-Based Compensation

We follow the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for our participation in International's employee stock plans. Under APB 25, if the exercise price of International's employee stock options equals or exceeds the fair value of the underlying stock on the measurement date, no compensation expense is recognized. If the measurement date is later than the date of grant, compensation expense is recorded to the measurement date based on the quoted market price of the underlying stock at the end of each reporting period. Stock options granted to our employees during the filing are accounted for using the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," as our employees are not considered employees of International for purposes of APB 25.

Change in Fiscal Year

On August 3, 1999, our Board of Directors approved the change of our fiscal year from a year ending on March 31 to the new fiscal year end of December 31. The following unaudited financial information for the nine-month period ended December 31, 1998 is presented to provide comparative results to the nine-month transition period ended December 31, 1999, included in the accompanying Consolidated Statements of Income (Loss). The operating results for the nine-month period do not necessarily indicate results that can be expected for a twelve-month period.


                                                Nine-Month
                                                Period Ended
                                                December 31,
                                                   1998
                                               -------------
                                                (Unaudited)
                                               (In thousands)

Revenues                                       $     772,847
                                               =============
Costs and Expenses:
  Cost of operations                                 638,423
  Selling, general and administrative
    expenses                                          83,180
                                               -------------
    Total Costs and Expenses                         721,603
                                               -------------
Equity in Income from Investees                          931
                                               -------------
    Operating Income                                  52,175
                                               -------------
Other Income (Expense):
  Interest income                                      9,513
  Interest expense                                    (2,604)
  Other-net                                          (13,021)
                                               -------------
                                                      (6,112)
                                               -------------
Income from Continuing Operations
    before Provision for Income Taxes                 46,063
Provision for Income Taxes                             8,694
                                               -------------
Income from Continuing Operations                     37,369
Income from Discontinued Operations                    9,945
                                               -------------
Net Income                                     $      47,314
                                               =============


New Accounting Standards

Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, which adds to the guidance related to accounting for derivative instruments and hedging activities. SFAS No. 133 requires us to recognize all derivatives on our consolidated balance sheet at their fair values. Our initial adoption of SFAS No. 133, as amended by SFAS No. 138, had no material effect on our consolidated financial position or results of operations.

On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method. SFAS No. 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. The adoption of SFAS No. 141 will have no effect on our consolidated financial position or results of operations. SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be subject to periodic testing for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. For the year ended December 31, 2001, we had amortized approximately $4,501,000 of goodwill. We are reviewing the effect SFAS No. 142 will have on our consolidated financial position or results of operations and based on current conditions do not expect to incur a material transition goodwill impairment charge as of January 1, 2002.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are reviewing the effect SFAS No. 143 will have on our consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Pronouncements Bulletin No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We are reviewing the effect SFAS No. 144 will have on our consolidated financial position and results of operations following adoption, and do not expect any impact on transition at January 1, 2002.

NOTE 2 - CHAPTER 11 PROCEEDINGS

As a result of asbestos-containing commercial boilers and other products B&W and certain of its subsidiaries sold, installed or serviced in prior decades, B&W is subject to a substantial volume of non-employee liability claims asserting asbestos-related injuries. All the personal injury claims are similar in nature, the primary difference being the type of alleged injury or illness suffered by the plaintiff as a result of the exposure to asbestos fibers (e.g., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes).

On February 22, 2000, B&W and certain of its subsidiaries executed the filing in Bankruptcy Court. Included in the filing are B&W and its subsidiaries Americon, Inc., Babcock & Wilcox Construction Co., Inc. and Diamond Power International, Inc. B&W and these subsidiaries took this action as a means to determine and comprehensively resolve all pending and future asbestos liability claims against them. As a result of the filing, the Bankruptcy Court issued a temporary restraining order prohibiting asbestos liability lawsuits and other actions for which there is shared insurance from being brought against non-filing affiliates of B&W, including McDermott, J. Ray and International. The temporary restraining order was converted to a preliminary injunction, which is subject to periodic hearings before the Bankruptcy Court for extension. Currently, the preliminary injunction runs through April 15, 2002. On February 20, 2001, the Bankruptcy Court appointed a mediator to facilitate negotiations among the debtors and the committee representing the asbestos claimants and other participants in the Chapter 11 proceedings to reach a final determination of the debtors' ultimate liability for asbestos related claims. The mediator's appointment terminated on January 31, 2002 and no court order extending his appointment has been entered.

On February 22, 2001, B&W and its affiliate debtors filed a plan of reorganization and a disclosure statement. The plan of reorganization contemplates a resolution under either the settlement process or a strategy of litigating asbestos claims. Under the settlement process, there would be a consensual agreement of 75% of the asbestos personal injury claimants. A trust would be formed and assigned all of B&W's and its filing subsidiaries' insurance rights with an aggregate products liability value of approximately $1,150,000,000. In addition, $50,000,000 cash and a $100,000,000 subordinated
10-year note payable would be transferred into the trust. The debtors and non-debtor affiliates would consent to the assignment of the insurance and would release and void any right that they have to the insurance, with the non-debtor defendants receiving a full release and protection under the Bankruptcy Code against all present and future asbestos liability claims relating to B&W. The trust's rights to the insurance would be protected and could be dedicated solely to the resolution of the asbestos claims. As a result of the creation of the trust, we, along with International and its other affiliates, would be released and discharged from all present and future liability for asbestos claims arising out of exposure to B&W's products.

Under the litigation strategy, if we are not able to reach a consensual agreement with the plaintiffs, a cram-down option is available. The claims would still be channeled through a trust with $50,000,000 cash and a $100,000,000 subordinated 10-year note payable, but the debtors and their affiliates would not transfer their insurance rights. The debtors would manage the insurance rights and claims would be handled through the litigation process by the trust. Funding of the trust would be from the insurance, the cash, the note payable and equity of the debtors, if necessary. The period of exclusivity for filing a plan of reorganization currently extends through April 30, 2002.

Prior to the filing, we had engaged in a strategy of negotiating and settling asbestos personal injury claims brought against us and billing the settled amounts to insurers for reimbursement. The average amount per settled claim over the three calendar years prior to the filing was approximately $7,900. Reimbursed amounts are subject to varying insurance limits based upon the year of coverage, insurer solvency and collection delays (due primarily to agreed payment schedules with specific insurers delaying reimbursement for three months or more). No claims have been paid since the filing. Claims paid during the year ended December 31, 2000, prior to the filing, were $23,640,000 of which $20,121,000 has been recovered or is due from insurers. At December 31, 2001, receivables of $28,988,000 were due from insurers for reimbursement of settled claims. Currently, certain insurers are refusing to reimburse B&W for settled claims until B&W's assumption, in bankruptcy, of its pre-filing contractual reimbursement arrangements with such insurers. To date, this has not had a material adverse impact on B&W's liquidity or the conduct of its business and we do not expect it to in the future. We anticipate that B&W will eventually recover these insurance reimbursements.

We have insurance coverage for asbestos products liability claims against B&W, which coverage is subject to varying insurance limits that are dependent upon the year involved. Pursuant to agreements with the majority of our principal insurers concerning the method of allocation of claim payments to the years of coverage, B&W historically negotiated and settled these claims and billed the appropriate amounts to the insurers. Ever since these claims began in the early 1980s, B&W adopted a strategy of grouping claims that met certain basic criteria and settling them at the lowest possible average cost per claim. We have recognized provisions in our consolidated financial statements to the extent that settled claim payments are not deemed recoverable from insurers.

At December 31, 2001 and 2000, we have recorded an asbestos products liability of $1,307,725,000 which is included in liabilities subject to compromise for both periods. We have recorded an asbestos products liability insurance recoverable of $1,152,489,000 and $1,153,761,000 at December 31, 2001 and 2000,
respectively. Historically, B&W's estimated liabilities for pending and future non-employee products liability asbestos claims have been derived from its prior claims history. Inherent in the estimate of such liabilities were expected trend claim severity, frequency, and other factors. B&W's estimated liabilities were based on the assumption that B&W would continue to settle claims rather than litigate them, that new claims would conclude by 2012, that there would be a significant decline in new claims received after 2003, and that the average cost per claim would continue to increase only moderately.

Beginning in the third quarter of calendar year 1999, B&W experienced a significant increase in the amount demanded by several plaintiffs' attorneys to settle certain types of asbestos products liability claims. These increased demands significantly impaired B&W's ability to continue to resolve its asbestos products liability through out-of-court settlements. As a result, B&W undertook the filing because it believes that a Chapter 11 proceeding offers the only viable legal process through which we can seek a comprehensive resolution of our asbestos liability. The filing increases the uncertainty with respect to the manner in which such liabilities will ultimately be settled.

Pursuant to the Bankruptcy Court's order, a March 29, 2001 bar date was set for the submission of allegedly settled asbestos claims and a July 30, 2001 bar date for all other asbestos personal injury claims, asbestos property damage claims, derivative asbestos claims and claims relating to alleged nuclear liabilities arising from the operation of the Apollo Parks Township facilities against B&W and its filing subsidiaries. As of the March 29, 2001 bar date, over 49,000 allegedly settled claims had been filed. B&W has accepted approximately 8,100 as settled claims at this time with an approximate value of $49,000,000. The Bankruptcy Court has disallowed approximately 10,000 claims as settled claims and B&W is in the process of challenging virtually all of the remaining claims. If the Bankruptcy Court determines these claims were not settled prior to the filing, these claims may be refiled as unsettled personal injury claims. As of July 30, 2001, approximately 220,000 additional asbestos personal injury claims, 60,000 related party claims, 168 property damage claims, 212 derivative asbestos claims and 524 claims relating to the Apollo Parks Township facilities had been filed. Since the July 30, 2001 bar date, approximately 4,224 additional personal injury claims were filed. The estimated total alleged value, as asserted by the claimants in the Chapter 11 proceeding and in filed proofs of claim, of the asbestos related claims, including the alleged settled claims, exceeds the combined value of B&W and certain assets transferred by B&W to its parent in a corporate reorganization completed in fiscal year 1999 and the known available products liability and property damage coverages. As set forth in the proposed Litigation Protocol filed with the District Court on October 18, 2001, we intend to challenge all unsupported claims and believe that a significant number may be disallowed by the Bankruptcy Court. The Asbestos Claimants Committee ("ACC") and the Future Claimants Representative ("FCR") filed briefs opposing the Litigation Protocol and request an estimation of pending and future claims instead. While we continue to review the filed claims and our ultimate asbestos liability remains uncertain, we believe that the $1,307,725,000 that we have provided for asbestos products liability claims at December 31, 2001, represents our best estimate of our minimum liability for asbestos claims under a settlement strategy. It is not possible to estimate the range of loss under a litigation strategy, however, amounts claimed by the asbestos claimants are in a wide range and exceed the value of B&W and certain assets transferred by B&W to its parent in a corporate reorganization completed in fiscal 1999 and our products liability and property damages coverages. While the B&W Chapter 11 reorganization proceedings continue to progress, there are a number of issues and matters related to B&W's asbestos liability to be resolved prior to its emergence from the proceedings. Remaining issues and matters to be resolved include, but are not limited to:

         o        our ultimate asbestos liability;

         o the outcome of negotiations with the ACC, the FCR and other participants in the Chapter 11, concerning, among other things, the size and structure of a trust to satisfy the asbestos liability and the means for funding that trust;

         o the outcome of negotiations with our insurers as to additional amounts of our coverage and their participation in a plan to fund the settlement trust;

         o the Bankruptcy Court's decisions relating to numerous substantive and procedural aspects of the Chapter 11 proceedings, including the Court's periodic determinations as to whether to extend the existing preliminary injunction that prohibits asbestos liability lawsuits and other actions for which there is shared insurance from being brought against our non-filing affiliates including McDermott, J. Ray and International;

         o the anticipated need for an extension of the three-year term of the DIP Credit Facility, which is scheduled to expire in February 2003, to accommodate the issuance of letters of credit expiring after that date in connection with new construction and other contracts on which B&W intends to bid;

         o the continued ability of our insurers to reimburse us for payments made to asbestos claimants; and


         o ultimate resolution of the ruling issued on February 8, 2002 by the Bankruptcy Court which found B&W solvent at the time of a corporate reorganization completed in the fiscal year ended March 31, 1999.

As a result of the filing, B&W is prohibited from paying dividends to its parent, Babcock & Wilcox Investment Company.

Our liabilities subject to compromise reflected in the balance sheet consist of the following:



                                                         December 31,
                                                       2001         2000
                                                    ----------   ----------
                                                        (In thousands)
    Accounts payable                                $    3,720   $    3,113
    Accrued liabilities - other                         25,758       25,302
    Accrued warranty reserve                            16,346       21,742
    Products liabilities                             1,307,725    1,307,725
    Accumulated postretirement benefit obligation       70,909       75,910
    Long-term debt                                       4,617        4,667
    Other non-current liabilities                       12,794       17,854
                                                    ----------   ----------
    Total                                           $1,441,869   $1,456,313
                                                    ==========   ==========

Our reorganization charges consist of the following:


                                                              Years Ended
                                                              December 31,
                                                            2001        2000
                                                          --------    --------
                                                       (In thousands)
              Legal and professional fees                 $ 35,172    $ 21,642
              Interest earned as a result of the filing     (2,545)     (3,754)
                                                          --------    --------
              Total                                       $ 32,627    $ 17,888
                                                          ========    ========

In early April 2001, a group of insurers (the "Plaintiff Insurers") who have previously provided insurance to B&W under our excess liability policies filed
(1) a complaint for declaratory judgment and damages against International in the B&W Chapter 11 proceeding in the U.S. District Court for the Eastern District of Louisiana and (2) a declaratory judgment complaint against B&W in the Bankruptcy Court, which actions have been consolidated before the U.S. District Court for the Eastern District of Louisiana, which has jurisdiction over portions of the B&W Chapter 11 proceeding. The insurance policies at issue in this litigation provide a significant portion of B&W's excess liability coverage available for the resolution of the asbestos-related claims that are the subject of the B&W Chapter 11 proceeding. The consolidated complaints contain substantially identical factual allegations. These include allegations that, in the course of settlement discussions with the representatives of the asbestos claimants in the B&W bankruptcy proceeding, International and B&W breached the confidentiality provisions of a settlement agreement they entered into with these Plaintiff Insurers relating to insurance payments by the Plaintiff Insurers as a result of asbestos claims. They also allege that International and B&W have wrongfully attempted to expand the underwriters' obligations under that settlement agreement and the applicable policies through the filing of a plan of reorganization in the B&W bankruptcy proceeding that contemplates the transfer of rights under that agreement and those policies to a trust that will manage the pending and future asbestos-related claims against B&W and certain of its affiliates. The complaints seek declarations that, among other things, the defendants are in material breach of the settlement agreement with the Plaintiff Insurers and that the Plaintiff Insurers owe no further obligations to International and B&W under that agreement. With respect to the insurance policies, if the Plaintiff Insurers should succeed in terminating the settlement agreement, they seek to litigate issues under the policies in order to reduce their coverage obligations. The complaint against International also seeks a recovery of unspecified compensatory damages. B&W filed a counterclaim against the Plaintiff Insurers which asserts a claim for breach of contract for amounts owed and unpaid under the settlement agreement, as well as a claim for anticipatory breach for amounts that will be owed in the future under the settlement agreement. B&W seeks a declaratory judgment as to B&W's rights and the obligations of the Plaintiff Insurers and other London Market insurers under the settlement agreement and under their respective insurance policies with respect to asbestos claims. On October 2, 2001, International and B&W filed dispositive motions with the Court seeking dismissal of the Plaintiff Insurers' claim that International and B&W had materially breached the settlement agreement at issue. In a ruling issued January 4, 2002, the U.S. District Court for the Eastern District of Louisiana granted International's and B&W's motion for summary judgment and dismissed the declaratory judgment action filed by the Plaintiff Insurers. The ruling concluded that the Plaintiff Insurers' claims lacked a factual or legal basis. Our agreement with the underwriters went into effect in April 1990 and has served as the allocation and payment mechanism to resolve many of the asbestos claims against B&W. We believe this ruling reflects the extent of the underwriter's contractual obligations and underscores that this coverage is available to settle B&W's asbestos claims. As a result of the January 4, 2002 ruling, the only claims that remained in the litigation were B&W's counterclaims against the Plaintiff Insurers and against other London Market Insurers. The parties have recently agreed to dismiss without prejudice those of B&W's counterclaims seeking a declaratory judgment regarding the parties' respective rights and obligations under the settlement agreement. B&W's counterclaim seeking a money judgment for approximately $6,500,000 due and owing by London Market Insurers under the settlement agreement remains pending. A trial of this counterclaim is scheduled for April 15, 2002. Following the resolution of this remaining counterclaim, the Plaintiff Insurers will have an opportunity to appeal the January 4, 2002 ruling. At this point, the Plaintiff Insurers have not indicated whether they intend to pursue an appeal.

On or about November 5, 2001, The Travelers Indemnity Company and Travelers Casualty and Surety Company (collectively, "Travelers") filed an adversary proceeding against B&W and related entities in the U.S. Bankruptcy Court for the Eastern District of Louisiana seeking a declaratory judgment that Travelers is not obligated to provide any coverage to B&W with respect to so-called "non-products" asbestos bodily injury liabilities on account of previous agreements entered into by the parties. On or about the same date, Travelers filed a similar declaratory judgment against McDermott and International in the U.S. District Court for the Eastern District of Louisiana. The cases filed against McDermott and International have been consolidated before the District Court and the ACC and the FCR have intervened in the action. On February 4, 2002, B&W and International filed answers to Travelers' complaints, denying that previous agreements operate to release Travelers from coverage responsibility for asbestos "non-products" liabilities and asserting counterclaims requesting a declaratory judgment specifying Travelers' duties and obligations with respect to coverage for B&W's asbestos liabilities. Discovery in the action has not yet commenced, and no trial date has yet been established. This insurance, if available, would be in addition to the amounts already included in B&W's financial statements as of December 31, 2001.

On April 30, 2001, B&W filed a declaratory judgment action in its Chapter 11 proceeding against McDermott, BWICO, BWX Technologies, Inc. ("BWXT"), Hudson Products Corporation ("HPC") and McDermott Technology, Inc. ("MTI") seeking a judgment, among other things, that (1) B&W was not insolvent at the time of, or rendered insolvent as a result of, a corporate reorganization that we completed in the fiscal year ended March 31, 1999, which included, among other things, B&W's cancellation of a $313,000,000 note receivable and B&W's transfer of all the capital stock of HPC, Babcock & Wilcox Tracy Power, Inc., BWXT and MTI to BWICO, and (2) the transfers are not voidable. As an alternative, and only in the event that the Bankruptcy Court finds B&W was insolvent at a pertinent time and the transactions are voidable under applicable law, the action preserved B&W's claims against the defendants. The Bankruptcy Court permitted the ACC and the FCR in the Chapter 11 proceeding to intervene and proceed as plaintiff-intervenors and realigned B&W as a defendant in this action. The ACC and the FCR are asserting in this action, among other things, that B&W was insolvent at the time of the transfers and that the transfers should be voided. The Bankruptcy Court ruled that Louisiana law applied to the solvency issue in this action. Trial commenced on October 22, 2001 to determine B&W's solvency at the time of the corporate reorganization and concluded on November 2, 2001. In a ruling filed on February 8, 2002, the U.S. Bankruptcy Court for the Eastern District of Louisiana found B&W solvent at the time of the corporate reorganization. On February 19, 2002, the ACC and FCR filed a motion with the District Court seeking leave to appeal the February 8, 2002 ruling. On February 20, 2002, McDermott, BWICO, BWXT, HPC and MTI filed a motion for summary judgment asking that judgment be entered on a variety of additional pending counts presented by the ACC and FCR that we believe are resolved by the February 8, 2002 ruling. In addition, an injunction preventing asbestos suits from being brought against non-filing affiliates of B&W, including McDermott, J. Ray and International, and B&W subsidiaries not involved in the Chapter 11 extends through April 15, 2002.

The timing and ultimate outcome of the Chapter 11 proceedings are uncertain. Any changes in the estimate of B&W's non-employee asbestos products liability and insurance recoverables, and differences between the proportion of such liabilities covered by insurance and that experienced in the past, could result in material adjustments to our financial statements.

We have assessed B&W's liquidity position as a result of the filing and believe that B&W can continue to fund its and its subsidiaries operating activities and meet its debt and capital requirements for the foreseeable future. However, the ability of B&W to continue as a going concern depends on its ability to settle its ultimate asbestos liability from its net assets, future profits and cash flow and available insurance proceeds, whether through the confirmation of a plan of reorganization or otherwise. The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. As a result of the filing and related events, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. In addition, a rejection of our plan of reorganization could change the amounts reported in the consolidated financial statements.

NOTE 3 - ACQUISITIONS

In July 2001, Diamond Power International, Inc. (DPII), a subsidiary of B&W, acquired the industrial camera business of Diamond Electronics, Inc. The acquisition cost was $2,593,000, of which $1,762,000 was recorded as goodwill. In 2001, Diamond Power Specialty Limited, a subsidiary of DPII, acquired a majority interest in a German company, Sturm Industrieservice + Vertriebs Gmbh, subsequently changed to Diamond Power-Sturm Gmbh. The total acquisition cost of $93,000 was recorded as goodwill. We do not consider this acquisition to be significant.

In October 2000, DPUK acquired the sootblower division/business unit of Hopkinsons Limited in the United Kingdom. The acquisition cost was $2,133,000, of which $1,927,000 was recorded as goodwill and $206,000 was acquired inventory.

NOTE 4  - EQUITY METHOD INVESTMENTS

We have included in other assets investments in joint ventures and other entities that we account for using the equity method of $19,330,000 and $18,197,000 at December 31, 2001 and 2000, respectively. The undistributed earnings of our equity method investees were $8,623,000 and $7,187,000 at December 31, 2001 and 2000, respectively.

Summarized below is combined balance sheet and income statement information, based on the most recent financial information, for investments in entities we accounted for using the equity method (unaudited):



                                                                          December 31,    December 31,
                                                                              2001            2000
                                                                          -------------   -------------
                                                                                 (In thousands)
                   Current Assets                                         $       4,207   $       4,963
                   Non-Current Assets                                            91,338          92,113
                                                                          -------------   -------------
                   Total Assets                                           $      95,545   $      97,076
                                                                          =============   =============

                   Current Liabilities                                    $       6,155   $       8,545
                   Non-Current Liabilities                                       50,523          55,794
                   Owners' Equity                                                38,867          32,737
                                                                          -------------   -------------
                   Total Liabilities and Owners' Equity                   $      95,545   $      97,076
                                                                          =============   =============


                                                                    Years                   Nine-Month
                                                                    Ended                  Period Ended
                                                                  December 31,             December 31,
                                                              2001           2000             1999
                                                          -------------   -------------   -------------
                                                                          (In thousands)
                   Revenues                               $      25,236   $      32,527   $      25,488
                                                          =============   =============   =============

                   Gross Profit                           $       8,574   $      14,264   $       9,204
                                                          =============   =============   =============

                   Net Income                             $       9,008   $      15,531   $       9,619
                                                          =============   =============   =============

Our investment in equity method investees was greater than our underlying equity in net assets of those investees based on stated ownership percentages by $5,136,000 and $5,832,000 at December 31, 2001 and 2000, respectively. These differences are primarily related to the timing of distribution of dividends.

Our transactions with unconsolidated affiliates included the following:

                                                                     Years                 Nine-Month
                                                                     Ended                Period Ended
                                                                  December 31,            December 31,
                                                              2001            2000             1999
                                                          -------------   -------------   -------------
                                                                          (In thousands)
     Sales to                                             $       3,440   $       6,409   $       6,792
     Dividends received                                   $       1,673   $       6,275   $       5,453

Our accounts receivable-trade, net includes receivables from unconsolidated affiliates of $19,000 and $22,000 at December 31, 2001 and 2000, respectively.

NOTE 5 - INCOME TAXES

We are included in the U.S. federal return filed by McDermott. McDermott's policy for intercompany allocation of U.S. federal income taxes provides generally that we compute the provision for U.S. federal income taxes on a separate company basis. We settle against our amounts receivable from McDermott in the amount we would have paid to or received from the Internal Revenue Service ("IRS") had we not been a member of the consolidated tax group. During the year ended December 31, 2001, we made no cash payment to McDermott. During the year ended December 31, 2000, we made a cash payment to McDermott of $6,584,000. Net deferred tax assets include allocated U.S. federal net deferred tax assets of $124,592,000 and $111,246,000 at December 31, 2001 and 2000,
respectively, under McDermott's policy for intercompany allocation of U.S. federal income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax bases of assets and liabilities. Significant components of deferred tax assets and liabilities as of December 31, 2001 and 2000 were as follows:

                                                                                December 31,    December 31,
                                                                                   2001             2000
                                                                                ------------    ------------
                                                                                      (In thousands)
      Deferred tax assets:
        Contracts                                                               $      8,552    $      5,195
        Accrued warranty expense                                                      17,030          16,913
        Accrued vacation pay                                                           3,432           3,347
        Accrued liabilities for self-insurance
          (including postretirement health care benefits)                             34,463          37,173
        Accrued liabilities for executive and employee incentive compensation         11,198           7,777
        Environmental and products liabilities                                       510,466         510,466
        Reorganization expenditures                                                   22,157           8,440
        Other                                                                          6,322           4,740
                                                                                ------------    ------------
              Total deferred tax assets                                              613,620         594,051

        Valuation allowance for deferred tax assets                                  (21,771)        (19,000)
                                                                                ------------    ------------
              Deferred tax assets                                                    591,849         575,051
                                                                                ------------    ------------
      Deferred tax liabilities:
        Property, plant and equipment                                                  8,689           9,985
        Prepaid pension costs                                                          3,191           4,876
        Investments in joint ventures and affiliated companies                         8,595           7,639
        Insurance and other recoverables                                             449,471         449,967
        Other                                                                          1,002             992
                                                                                ------------    ------------
              Total deferred tax liabilities                                         470,948         473,459
                                                                                ------------    ------------
              Net deferred tax assets                                           $    120,901    $    101,592
                                                                                ============    ============

Income (loss) before provision for income taxes was as follows:

                                                                          Years                    Nine-Month
                                                                          Ended                   Period Ended
                                                                        December 31,              December 31,
                                                                   2001                2000           1999
                                                                -----------       ------------    ------------
                                                                                 (In thousands)
      U.S.                                                      $     4,865       $    (41,152)   $     18,362
      Other than U.S.                                                30,512             37,580          28,598
                                                                -----------       ------------    ------------
      Income (loss) before provision for
              income taxes                                      $    35,377       $     (3,572)   $     46,960
                                                                ===========       ============    ============

The provision for income taxes consisted of:

      Current:
      U.S. - Federal                                            $    13,648       $     (5,536)   $     (6,532)
      U.S. - State and local                                          2,135                (36)         (2,807)
      Other than U.S.                                                21,404             16,483          18,933
                                                                -----------       ------------    ------------
        Total current                                                37,187             10,911           9,594
                                                                -----------       ------------    ------------

      Deferred:
      U.S. - Federal                                                (13,346)           (14,807)         12,140
      U.S. - State and local                                            572               (720)          4,086
      Other than U.S.                                                (6,535)             5,352          (4,943)
                                                                -----------       ------------    ------------
              Total deferred                                        (19,309)           (10,175)         11,283
                                                                -----------       ------------    ------------
      Provision for income taxes                                $    17,878       $        736    $     20,877
                                                                ===========       ============    ============

The effective income tax rate is reconciled to the statutory federal income tax rate as follows:

                                              December 31,     December 31,   December 31,
                                                  2001            2000           1999
                                                Percent         Percent         Percent
                                              ------------     ------------   ------------
      Statutory federal tax rate                  35.0           (35.0)           35.0
      State and local income tax effect            8.1            13.9             2.4
      Foreign operations                           2.5           (20.8)            1.5
      Goodwill                                     4.3            39.3             2.0
      Non-deductible business expenses             3.0            24.0             1.4
      Other                                       (2.4)           (0.8)            2.1
                                              --------         -------        --------
        Effective income tax rate                 50.5            20.6            44.4
                                              ========         =======        ========

We would be subject to withholding taxes on distributions of earnings from certain foreign subsidiaries. We have not provided for any taxes, as we treat these earnings as indefinitely reinvested. For the year ended December 31, 2001, the undistributed earnings of foreign subsidiaries amounted to approximately $85,900,000. We estimate the unrecognized deferred income tax liability on these earnings is approximately $33,500,000. Withholding taxes of approximately $7,900,000 would be payable to the applicable foreign jurisdictions upon remittance of all previously unremitted earnings.

McDermott has reached settlements with the IRS concerning our U.S. income tax liability through the fiscal year ended March 31, 1992, disposing of all U.S. federal income tax issues. The IRS has issued notices for the fiscal years ended March 31, 1993, March 31, 1994 and March 31, 1995 asserting deficiencies in the amount of taxes reported, based on issues substantially similar to those raised in earlier years. We believe that any income taxes ultimately assessed will not exceed amounts we have already provided for.

We have provided a valuation allowance ($21,771,000 at December 31, 2001) for deferred tax assets that cannot be realized through carrybacks and future reversals of existing taxable temporary differences. We believe that our remaining deferred tax assets at December 31, 2001 are realizable through carrybacks and future reversals of existing taxable temporary differences, future taxable income and, if necessary, the implementation of tax planning strategies involving the sales of appreciated assets. Uncertainties that affect the ultimate realization of our deferred tax assets include the risk of incurring losses in the future and the possibility of declines in value of appreciated assets involved in the tax planning strategies we have identified. We have considered these factors in determining the valuation allowance. We assess the adequacy of the valuation allowance on a quarterly basis.

NOTE 6 - RELATED PARTY TRANSACTIONS

We have material transactions with International and its other subsidiaries occurring in the normal course of operations. These transactions included the following:

                                                            Years                         Nine-Month
                                                            Ended                        Period Ended
                                                           December 31,                  December 31,
                                                     2001                2000                1999
                                                 -------------       -------------      -------------
                                                                    (In thousands)
     General and administrative costs            $      11,921       $      12,163      $      17,032
     Insurance premiums                          $       4,878       $      12,546      $       8,250
     Health care costs                           $       9,708       $       7,650      $       6,424
     Pension costs (income)                      $       1,870       $      (2,280)     $      (7,015)
     Sale of fabrication, construction
         and engineering services                $         947       $         265      $         587
     Purchase of engineering
         and fabrication services                $       1,581       $       8,214      $         526

We also have transactions with unconsolidated affiliates of International and its other subsidiaries. These transactions included the following:

                                                              Years                    Nine-Month
                                                              Ended                   Period Ended
                                                            December 31,              December 31,
                                                     2001                2000             1999
                                                 -------------      -------------     ------------
                                                                    (In thousands)
     Sales to                                    $       1,715      $       1,091     $      2,228
     Purchases from                              $      11,535      $      15,903     $      4,010

As a result of the filing, B&W and its filing subsidiaries were required to segregate intercompany balances as of the filing date ("Pre-Petition") from transactions occurring after the filing date ("Post-Petition"). B&W and its filing subsidiaries are precluded from making payments on any Pre-Petition balances with International and its subsidiaries. Post-Petition balances are cash settled, generally within sixty to ninety days of the transaction.

During the year ended December 31, 2000, we adjusted certain Pre-Petition balances arising from billings, up to the filing date, from McDermott for pension credits, postretirement expense and the allocation of general and administrative costs under a tax-sharing agreement. We recorded these adjustments as a net increase in Capital in excess of par of $12,201,000. We also adjusted, using the same method, a Pre-Petition life insurance accrual that had been estimated initially and not formally actuarially determined. This adjustment resulted in an increase in Capital in excess of par of $6,100,000.

Our accounts receivable-trade, net includes receivables from unconsolidated affiliates of International of $1,331,000 and $719,000 at December 31, 2001 and 2000, respectively. Our accounts payable includes payables to these affiliates of $672,000 and $440,000 at December 31, 2001 and 2000, respectively.

Our notes receivable-affiliates include a non-interest bearing note from BWICO of $6,793,000 at December 31, 2001 and 2000, and interest bearing notes from affiliates of International of $18,648,000 and $19,175,000 at December 31, 2001 and 2000, respectively. All notes are payable by the borrower within 30 days of written demand. We included in interest income $1,165,000, $1,481,000 and $923,000 of interest on interest-bearing notes in the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999, respectively.

We participate in the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "Thrift Plan"), which is a defined contribution plan that includes a cash or deferred arrangement. Matching employer contributions, which are in the form of International common stock, are equal to 50% of the first 6% of compensation (as defined in the plan) contributed by participants. Our charges for contributions made under the Thrift Plan were $2,644,000, $2,469,000 and $1,824,000 for the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999, respectively.

NOTE 7 - LONG-TERM DEBT AND NOTES PAYABLE

                                                                                December 31,   December 31,
                                                                                    2001           2000
                                                                                ------------   -----------
                                                                                     (In thousands)
       Long-term debt consists of:
         Project financing notes payable through 2012*                          $      4,667   $     4,717
         Other notes payable and capitalized
              lease obligations                                                           --             1
                                                                                ------------   -----------
                                                                                       4,667         4,718
         Less:  Amounts due within one year                                               50            51
                                                                                ------------   -----------
         Long-term debt                                                         $      4,617   $     4,667
                                                                                ============   ===========
         * Interest at various rates ranging to 2.2%

We have included long-term debt at December 31, 2001 and 2000 in liabilities subject to compromise. Maturities of long-term debt during the five years subsequent to December 31, 2001 are as follows: 2002 - $50,000; 2003 - $50,000;
2004 - $50,000; 2005 - $50,000; 2006 -$50,000.

In connection with the filing, B&W and its filing subsidiaries entered into a $300,000,000 debtor-in-possession revolving credit and letter of credit facility with Citibank, N.A. and Salomon Smith Barney Inc. (the "DIP Credit Facility") with a three-year term expiring in March 2003. The Bankruptcy Court approved the full amount of this facility, giving all amounts owed under the facility a super-priority administrative expense status in bankruptcy. B&W's and its filing subsidiaries' obligations under the facility are (1) guaranteed by substantially all of B&W's other domestic subsidiaries and B&W Canada Ltd. and (2) secured by a security interest on B&W

Canada Ltd.'s assets. Additionally, B&W and substantially all of its domestic subsidiaries granted a security interest in their assets to the lenders under the DIP Credit facility upon the defeasance or repayment of McDermott's public debt. The DIP Credit Facility generally provides for borrowings by B&W and its filing subsidiaries for working capital and other general corporate purposes and the issuance of letters of credit, except that the total of all borrowings and non-performance letters of credit issued under the facility cannot exceed $100,000,000 in the aggregate. The DIP Credit Facility also imposes certain financial and non-financial covenants. There were no borrowings under this facility at December 31, 2001 and 2000. A permitted use of the DIP Credit Facility is the issuance of new letters of credit to backstop or replace pre-existing letters of credit issued in connection with our business operations, but for which International, McDermott or BWICO was a maker or guarantor. As of February 22, 2000, the aggregate amount of all such pre-existing letters of credit totaled approximately $172,000,000 (the "Pre-existing LCs"). Each of International, McDermott and BWICO have agreed to indemnify and reimburse B&W and its filing subsidiaries for any customer draw on any letter of credit issued under the DIP Credit Facility to backstop or replace any Pre-existing LC for which it already has exposure and for the associated letter of credit fees paid under the facility. As of December 31, 2001, approximately $116,000,000 in letters of credit have been issued under the DIP Credit Facility of which approximately $64,119,000 were to replace or backstop Pre-existing LCs. The interest rate is Libor plus 2.50%, or prime plus 1.25% depending upon notification to borrow. Commitment fees under this facility totaled approximately $1,562,000 for the year ended December 31, 2001. At December 31, 2001, B&W was in violation of a covenant under the DIP Credit facility caused by the acquisition of 80% of the common stock of a company for approximately $90,000. We received a consent from the lenders to remedy this default (See Note 16).

NOTE 8 - PENSION PLANS AND POSTRETIREMENT BENEFITS

Pension Plans

We participate in the Retirement Plan for Employees of McDermott Incorporated (the "McDermott Plan"). The McDermott Plan is a non-contributory plan that provides retirement benefits for substantially all regular full-time employees. Salaried plan benefits under the McDermott Plan are based on final average compensation and years of service, while hourly plan benefits are based on a flat benefit rate and years of service. McDermott's funding policy is to fund applicable pension plans to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and, generally, to fund other pension plans as recommended by the respective plan actuary and in accordance with applicable law.

We provide other retirement benefits, primarily through non-contributory pension plans, for employees of certain foreign subsidiaries of B&W, and supply postretirement health care and life insurance benefits to our union employees based on our union contracts. These benefits are summarized below:

                                                            Pension Benefits            Other Benefits
                                                        -----------------------     -----------------------
                                                                Years                       Years
                                                                Ended                       Ended
                                                              December 31,                December 31,
                                                          2001          2000          2001          2000
                                                        ---------     ---------     ---------     ---------
                                                                          (In thousands)
   Change in benefit obligation:
     Benefit obligation at beginning of  period         $ 113,514     $ 111,643     $  78,643     $ 113,726
     Service cost                                           2,927         2,759            30            24
     Interest cost                                          7,072         7,115         5,667         5,479
     Plan participants' contributions                         139           151            --            --
     Transfers                                             (1,321)       (9,266)           --       (32,249)
     Change in assumptions                                 (1,923)        5,549         5,116         7,213
     Actuarial (gain) loss                                    733         5,580         2,798        (5,617)
     Foreign currency exchange rate changes                (7,213)       (3,043)         (142)          (86)
     Benefits paid                                         (7,048)       (6,974)       (9,948)       (9,847)
                                                        ---------     ---------     ---------     ---------

     Benefit obligation at end of period                  106,880       113,514        82,164        78,643
                                                        ---------     ---------     ---------     ---------

   Change in plan assets:
     Fair value of plan assets at beginning of period     119,317       107,059            --            --
     Actual return on plan assets                         (16,089)       19,905            --            --
     Company contributions                                  4,552         1,913         9,948         9,847
     Plan participants' contributions                         139           151            --            --
     Foreign currency exchange rate changes                (7,237)       (2,737)           --            --
     Benefits paid                                         (7,048)       (6,974)       (9,948)       (9,847)
                                                        ---------     ---------     ---------     ---------

     Fair value of plan assets at the end of period        93,634       119,317            --            --
                                                        ---------     ---------     ---------     ---------

     Funded status                                        (13,246)        5,803       (82,164)      (78,643)
     Unrecognized net obligation                             (396)         (650)        2,050         2,353
     Unrecognized prior service cost                        2,327         3,063            --            --
     Unrecognized actuarial (gain) loss                    20,976        (1,175)       (1,640)      (10,308)
                                                        ---------     ---------     ---------     ---------

     Net amount recognized                              $   9,661     $   7,041     $ (81,754)    $ (86,598)
                                                        =========     =========     =========     =========
   Amounts recognized in the balance sheet:
     Prepaid benefit cost                               $  12,411     $  20,369     $      --     $      --
     Accrued benefit liability                            (12,954)      (17,859)      (81,754)      (86,598)
     Intangible asset                                       2,297           339            --            --
     Accumulated other comprehensive income                 7,907         4,192            --            --
                                                        ---------     ---------     ---------     ---------

     Net amount recognized                              $   9,661     $   7,041     $ (81,754)    $ (86,598)
                                                        =========     =========     =========     =========

Weighted average assumptions:
     Discount rate                                           6.96%         6.97%         7.44%         7.42%
     Expected return on plan assets                          7.17%         7.13%           --            --
     Rate of compensation increase                           4.12%         4.14%           --            --

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.5% in 2008 and remain at that level thereafter.

                                                      Pension Benefits                     Other Benefits
                                            ----------------------------------    ----------------------------------
                                                  Years           Nine-Month           Years            Nine-Month
                                                  Ended          Period Ended          Ended           Period Ended
                                                December 31,      December 31,       December 31,       December 31,
                                             2001       2000          1999         2001       2000         1999
                                            -------    -------    ------------    -------    -------    ------------
                                                                            (In thousands)
   Components of net periodic
     benefit cost (income):
     Service cost                           $ 2,927    $ 2,759    $      2,471    $    30    $    24    $         91
     Interest cost                            7,072      7,115           5,520      5,667      5,479           6,277
     Expected return on plan assets          (9,030)    (8,121)         (5,590)        --         --              --
     Amortization of prior service cost         588        636             614         --         --              --
     Recognized net actuarial (gain) loss        23       (178)            542       (585)    (1,276)             90
                                            -------    -------    ------------    -------    -------    ------------
     Net periodic benefit cost              $ 1,580    $ 2,211    $      3,557    $ 5,112    $ 4,227    $      6,458
                                            =======    =======    ============    =======    =======    ============

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $88,596,000, $88,277,000 and $72,958,000, respectively, for the year ended December 31, 2001. The projected benefit obligation and accumulated benefit obligation were $12,937,000 and $10,364,000, respectively, for the year ended December 31, 2000. The amounts represent unfunded plans with no plan assets at December 31, 2000.

Assumed health care cost trend rates have a significant effect on the amounts we report for our health care plan. A one-percentage-point change in our assumed health care cost trend rates would have the following effects:

                                                                    One-Percentage-          One-Percentage-
                                                                    Point Increase           Point Decrease
                                                                    --------------           --------------
                                                                                             (In thousands)
         Effect on total of service and interest
           cost components                                            $      286                $     (271)
         Effect on postretirement benefit obligation                  $    3,938                $   (3,728)

Multiemployer Plans

One of B&W's subsidiaries contributes to various multiemployer plans. The plans generally provide defined benefits to substantially all unionized workers in this subsidiary. Amounts charged to pension cost and contributed to the plans were $27,517,000, $17,500,000 and $5,336,000 in the years ended December 31,
2001 and 2000, and the nine-month period ended December 31, 1999, respectively.

NOTE 9 - STOCK PLANS

Certain of our officers and employees participate in benefit plans of International which involve the issuance of International Common Stock. During the nine-month period ended December 31, 1999, we paid $1,564,000 to International as a result of the exercise of International stock options by these participants.

Under International's 1996 Officer Long-Term Incentive Plan (and its predecessor plans), shares of International Common Stock (including approved shares that were not awarded under predecessor plans) are available for stock option grants and restricted stock awards to officers and key employees. The plan permits nonqualified stock options, incentive stock options and restricted stock. Options to purchase shares are granted at not less than 100% of the fair market value on the date of grant, become exercisable at such time or times as determined when granted, and expire not more than ten years after the date of the grant. Under the plan, eligible employees may be granted rights to purchase shares of International Common Stock at par value ($1.00 per share), which shares are subject to restrictions on transfer that lapse at such times and circumstances as specified when granted. During the year ended December 31, 2000, performance-based awards to purchase restricted shares of International Common Stock were granted to certain officers and key employees under the plan. Under the provisions of the performance-based awards, no shares are issued at the time of the initial award, and the number of shares which will ultimately be issued will be determined based on the change in the market value of International Common Stock over a specified performance period. The performance-based awards to our officers and employees in the year ended December 31, 2000 were represented by initial notional grants totaling 68,770 rights to purchase restricted shares of International common Stock. These rights had weighted average fair values of $8.41 on their date of grant during the year ended December 31, 2000. During the year ended December 31, 2001, our officers and key employees were granted 37,490 shares of restricted stock with a weighted average fair value of $14.54.

Under International's 1992 Senior Management Stock Option Plan, senior management employees may be granted options to purchase shares of International Common Stock. The Board of Directors of International determines the total number of shares available for grant from time to time. Under this plan, options to purchase shares are granted at not less than 100% of the fair market value on the date of grant, become exercisable at such time or times as determined when granted, and expire not more than ten years after the date of grant.

In the event of a change in control of International, both programs have provisions that may cause restrictions to lapse and accelerate the exercisability of outstanding options.

During the year ended December 31, 2000, the Compensation Committee of International's Board of Directors modified its stock plans to provide officers and senior management employees an alternative approach as to how their outstanding stock options granted prior to February 22, 2000 would be treated. As of March 20, 2000, individuals were provided the opportunity to elect to cancel, on a grant-by-grant basis, outstanding stock options granted prior to February 22, 2000, and in exchange, receive Deferred Stock Units ("DSUs"). A DSU is a contractual right to receive a share of International Common Stock at a point in the future, provided applicable vesting requirements have been satisfied. DSUs granted as a result of this election will vest 50% upon judicial confirmation of a plan of reorganization in connection with our Chapter 11 proceedings and 50% one year later, or 100% on the fifth anniversary of the date of grant, whichever is earlier. Under this program, our officers and employees elected to cancel approximately 338,000 stock options and were granted approximately 50,000 DSUs with a weighted average fair value of $9.41 at the date of grant.

The following table summarizes our participation in International's stock option plan (share data in thousands):

                                                                  Years                            Nine-Month
                                                                  Ended                            Period Ended
                                                                December 31,                       December 31,
                                                       2001                   2000                    1999
                                                 -------------------    -------------------    -------------------
                                                           Weighted-              Weighted-              Weighted-
                                                            Average               Average                Average
                                                            Exercise              Exercise               Exercise
                                                 Options     Price      Options     Price      Options     Price
                                                 -------   ---------    -------   ---------    -------   ---------
           Outstanding, beginning
                of period                           772    $   15.61       677    $   25.03       714    $   24.92
           Granted                                  365        14.54       434         9.41        --
           Exercised                                 (2)        9.41        --           --        (8)       20.87
           Cancelled/forfeited                      (58)       15.61      (339)       26.50       (29)       23.43
                                                 ------    ---------    ------    ---------    ------    ---------
           Outstanding, end of period             1,077    $   15.26       772    $   15.61       677    $   25.03
                                                 ======    =========    ======    =========    ======    =========
           Exercisable, end of period               465    $   19.13       350    $   23.08       529    $   24.09
                                                 ======    =========    ======    =========    ======    =========

Included in the table above are 365,000 options granted to B&W employees during 2001. These options are accounted for using the fair value method of SFAS No. 123, as B&W employees are not considered employees of International for purposes of APB 25.

The following tables summarize the range of exercise prices and the weighted-average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2001 (share data in thousands):

                                             Options Outstanding             Options Exercisable
                                   -------------------------------------   ----------------------
                                                  Weighted-
                                                   Average     Weighted-                Weighted-
                                                  Remaining     Average                  Average
                     Range of         Number      Contractual  Exercise      Number     Exercise
                Exercise Prices    Outstanding  Life in Years    Price     Exercisable    Price
                ---------------    -----------  -------------  ---------   -----------  ---------
              $   7.72 -  11.48         397          8.2       $    9.41         133    $    9.41
                 11.48 -  15.30         348          9.2           14.54          --           --
                 19.13 -  22.95         174          3.5           20.35         174        20.35
                 22.95 -  26.78         125          2.1           24.39         125        24.39
                 26.78 -  34.00          33          1.5           31.47          33        31.47
                                      -----                                      ---
                  7.72 -  34.00       1,077          6.9           15.26         465        19.13
                                      =====                                      ===

As discussed in Note 1, we apply APB 25 and related interpretations in accounting for our participation in International's stock-based compensation plans. Charges to income related to stock plan awards totaled approximately $2,128,000 (including $1,002,000 resulting from application of the fair value method of SFAS No. 123) and $422,000 for the years ended December 31, 2001 and 2000, respectively. Income related to stock plan awards totaled approximately $91,000 for the nine-month period ended December 31, 1999. For the years ended December 31, 2001 and 2000, these charges include amounts related to approximately 233,000 stock options that require variable accounting as a consequence of the DSU program. If we had accounted for our participation in International's stock plan awards using the alternative fair value method of accounting under SFAS No. 123, "Accounting for Stock-Based Compensation," our net income (loss) would have been the pro forma amounts indicated as follows:

                                                                    Years              Nine-Month
                                                                    Ended             Period Ended
                                                                  December 31,        December 31,
                                                              2001           2000         1999
                                                          ------------   -----------  ------------
                                                                       (In thousands)
                  Net income (loss):
                    As reported                           $     17,499   $    (4,308) $    26,083
                    Pro forma                             $     17,009   $    (5,043) $    25,256

The above pro forma information is not indicative of future pro forma amounts. SFAS 123 does not apply to awards prior to the fiscal year ended March 31, 1996, and we anticipate additional awards in future years. The fair value of each option grant was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          Years            Nine-Month
                                                          Ended           Period Ended
                                                        December 31,      December 31,
                                                      2001       2000         1999
                                                    -------    -------    ------------
         Risk-free interest rate                       4.80%      6.53%             --
         Volatility factor of the expected market
           price of International's common stock        .51        .48              --
         Expected life of the option in years          5.00       5.00              --
         Expected dividend yield of
           International's common stock                0.00%      0.00%             --

The weighted average fair value of the stock options granted in the years ended December 31, 2001 and 2000 were $7.26 and $4.73, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation

B&W and Atlantic Richfield Company ("ARCO") are defendants in a lawsuit filed by Donald F. Hall, Mary Ann Hall and others in the United States District Court for the Western District of Pennsylvania. The suit involves approximately 300 separate claims for compensatory and punitive damages relating to the operation of two former nuclear fuel processing facilities located in Pennsylvania (the "Hall Litigation"). The plaintiffs in the Hall Litigation allege, among other things, that they suffered personal injury, property damage and other damages as a result of radioactive emissions from these facilities. In September 1998, a jury found B&W and ARCO liable to eight plaintiffs in the first cases brought to trial, awarding $36,700,000 in compensatory damages. In June 1999, the district court set aside the $36,700,000 judgment and ordered a new trial on all issues. In November 1999, the district court allowed an interlocutory appeal by the plaintiffs of certain issues, including the granting of the new trial and the court's rulings on certain evidentiary matters, which, following the filing, the Third Circuit Court of Appeals declined to accept for review.

There is a controversy between B&W and its insurers as to the amount of coverage available under the liability insurance policies covering the facilities. B&W filed a declaratory judgment action in a Pennsylvania State Court seeking a judicial determination as to the amount of coverage available under the policies. On April 28, 2001, in response to cross-motions for partial summary judgment, the Pennsylvania State Court issued its ruling regarding: (1) the applicable trigger of coverage under the Nuclear Energy Liability Policies issued by B&W's insurers; and (2) the scope of the insurers' defense obligations to B&W under these policies. With respect to the trigger of coverage, the Pennsylvania State Court held that a "manifestation" trigger applied to the underlying claims at issue. Although the Court did not make any determination of coverage with respect to any of the underlying claims, we believe the effect of its ruling is to increase the amount of coverage potentially available to B&W under the policies at issue to $320,000,000. With respect to the insurers' duty to defend B&W, the Court held that B&W is entitled to separate and independent counsel funded by the insurers. On May 21, 2001, the Court granted the insurers' motion for reconsideration of the April 25, 2001 order. On October 1, 2001, the Court entered its order reaffirming its original substantive insurance coverage rulings and further certified the order for immediate appeal by any party. One of B&W's insurers filed an appeal in November 2001. The appeal is pending. The plaintiffs' remaining claims against B&W in the Hall Litigation have been automatically stayed as a result of the filing. B&W filed a complaint for declaratory and injunctive relief with the Bankruptcy Court seeking to stay the pursuit of the Hall Litigation against ARCO during the pendency of B&W's bankruptcy proceeding due to common insurance coverage and the risk to B&W of issue or claim preclusion, which stay the Bankruptcy Court denied in October 2000. B&W appealed the Bankruptcy Court's Order and on May 18, 2001, the U.S. District Court for the Eastern District of Louisiana affirmed the Bankruptcy Court's Order. We believe that all claims under the Hall Litigation will be resolved within the limits of coverage of our insurance policies; however, our insurance coverage may not be adequate and we may be materially adversely impacted if our liabilities exceed our coverage. B&W transferred the two facilities subject to the Hall Litigation to BWXT in June 1997 in connection with BWXT's formation and an overall corporate restructuring. B&W is entitled to reimbursement from BWXT under an indemnity agreement should B&W be held liable for damages.

Additionally, due to the nature of our business, we are, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities, including performance or warranty related matters under our customer and supplier contracts and other business arrangements. In our management's opinion, none of this litigation or disputes and claims will have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Products Liability

See Note 2 to the consolidated financial statements regarding B&W's potential liability for non-employee asbestos claims and a discussion of the Chapter 11 proceedings commenced by B&W and certain of its subsidiaries on February 22, 2000.

Environmental Matters

We have been identified as a potentially responsible party at various cleanup sites under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended. CERCLA and other environmental laws can impose liability for the entire cost of cleanup on any of the potentially responsible parties, regardless of fault or the lawfulness of the original conduct. Generally, however, where there are multiple responsible parties, a final allocation of costs is made based on the amount and type of wastes disposed of by each party and the number of financially viable parties, although this may not be the case with respect to any particular site. We have not been determined to be a major contributor of wastes to any of these sites. On the basis of our relative contribution of waste to each site, we expect our share of the ultimate liability for the various sites will not have a material adverse effect on our consolidated financial position, results of operations or liquidity in any given year.

At December 31, 2001 and 2000, we had total environmental reserves of $1,379,000 and $1,412,000 included in liabilities subject to compromise, respectively. Inherent in the estimates of those reserves are our expectations regarding the levels of contamination which may vary significantly as restoration activities progress. Accordingly, changes in estimates may cause the ultimate loss to differ from the amounts we have provided for in our consolidated financial statements; however, we do not believe that these differences will have a material effect on our operating results.

Operating Leases

Future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2001 are as follows:

               Year Ending December 31,                                Amount
               ------------------------                           ----------------
                         2002                                     $        613,000
                         2003                                     $        415,000
                         2004                                     $        360,000
                         2005                                     $        122,000
                         2006                                     $             --
                      Thereafter                                  $             --

Total rental expense for the years ended December 31, 2001 and 2000, and the nine-month period ended December 31, 1999 was $5,755,000, $6,406,000 and $9,674,000, respectively. These expense amounts include contingent rentals and are net of sublease income, neither of which is material.

Other

We maintain liability and property insurance against such risk and in such amounts as we consider adequate. However, certain risks are either not insurable or insurance is available only at rates we consider uneconomical.

We are contingently liable under standby letters of credit totaling $143,597,000 at December 31, 2001, all of which were issued in the normal course of business. We have been notified by our two surety companies that they are no longer willing to issue bonds on our behalf. We obtain surety bonds in the ordinary course of business to secure contract bids and to meet the bonding requirements of various construction and other contracts with customers. We expect to obtain the coverage we require through other surety companies as well as use our existing credit facility for contract-related performance guarantees. See Note 7.

NOTE 11  - FOREIGN OPERATIONS

Summarized financial information of foreign subsidiaries (primarily Canadian operations) included in our consolidated financial statements is as follows:

                                                    December 31,       December 31,
                                                       2001                2000
                                                   ------------        ------------
                                                           (In thousands)
              Assets                               $    312,405        $   283,017
                                                   ------------        -----------

              Liabilities                          $    188,404        $   165,213
                                                   ------------        -----------

                                             Years                       Nine-Month
                                             Ended                      Period Ended
                                          December 31,                  December 31,
                                   2001                 2000                1999
                                ------------        ------------        -----------
                                                   (In thousands)
              Net Income        $     24,583        $     22,180        $    20,170
                                ------------        ------------        -----------

NOTE 12 - FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

Our principal businesses are the supply of fossil-fuel and nuclear steam generating equipment to the electric power generation industry. Our customers are principally the electric power generation industry (including government-owned utilities and independent power producers) and the pulp and paper and other process industries. These concentrations of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. In addition, we and many of our customers operate worldwide and are therefore exposed to risks associated with the economic and political forces of various countries and geographic areas. Approximately 26% of our trade receivables at December 31, 2001 are due from foreign customers. We generally do not obtain any collateral for our receivables.

We believe that our provision for possible losses on uncollectible accounts receivable is adequate for our credit loss exposure. At December 31, 2001 and 2000, the allowance for possible losses deducted from accounts receivable-trade, net on the accompanying balance sheet was $1,855,000 and $2,059,000, respectively.

NOTE 13 - INVESTMENTS

For the year ended December 31, 2001, proceeds and gross realized losses on available-for-sale debt securities were $3,420,000 and $2,580,000, respectively.

The following is a summary of our available-for-sale debt securities at December 31, 2000:

                                                                       Estimated
                                                        Amortized        Fair
                                                          Cost           Value
                                                      ----------    ------------
     (In thousands)

         Obligations of  U.S. Government agencies     $   39,209    $     39,209
         Corporate notes and bonds                        27,164          27,164
                                                      ----------    ------------


         Total                                        $   66,373    $     66,373
                                                      ==========    ============

For the year ended December 31, 2000, proceeds and gross realized losses on sales of available-for-sale debt securities were $16,190,000 and $3,000, respectively.

NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, which adds to the guidance related to accounting for derivative instruments and hedging activities. SFAS No. 133 requires us to recognize all derivatives on our consolidated balance sheet at their fair values. The initial adoption of SFAS No. 133, as amended by SFAS No. 138, had no material effect on our consolidated financial position or results of operations.

Our foreign operations give rise to exposure to market risks from changes in foreign exchange rates. We use derivative financial instruments, primarily forward contracts, to reduce the impact of changes in foreign exchange rates on our operating results. We use these instruments primarily to hedge our exposure associated with revenues or costs on our long-term contracts which are denominated in currencies other than our operating entities' functional currencies. We do not hold or issue financial instruments for trading or other speculative purposes.

We enter into forward contracts primarily as hedges of certain firm purchase and sale commitments denominated in foreign currencies. We record these contracts at fair value on our consolidated balance sheet. Depending on the hedge designation at the inception of the contract, the related gains and losses on these contracts are either deferred in stockholders' equity (as a component of accumulated other comprehensive loss) until the hedged item is recognized in earnings or offset against the change in fair value of the hedged firm commitment through earnings. The ineffective portion of a derivative's change in fair value and any portion excluded from the assessment of effectiveness are immediately recognized in earnings. The gain or loss on a derivative instrument not designated as a hedging instrument is also immediately recognized in earnings. Gains and losses on forward contracts that require immediate recognition are included as a component of other-net in our consolidated statement of income (loss).

At December 31, 2001, we had forward contracts to purchase $110,168,000 in foreign currencies (primarily Canadian Dollars) and to sell $39,338,000 (primarily Canadian Dollars) in foreign currencies at varying maturities through January 2004. We have designated substantially all of these contracts as cash flow hedging instruments. The hedged risk is the risk of changes in our functional-currency-equivalent cash flows attributable to changes in spot exchange rates of forecasted transactions related to our long-term contracts. We exclude from our assessment of effectiveness the portion of the fair value of the forward contracts attributable to the difference between spot exchange rates and forward exchange rates. At December 31, 2001, we had deferred approximately $938,000 of net losses on these forward contracts, 58% of which we expect to recognize in income over the next twelve months in accordance with the percentage-of-completion method of accounting. For the year ended December 31, 2001, a net loss on forward contracts of approximately $1,779,000 was recognized immediately. Substantially all of this net loss represents changes in the fair value of forward contracts excluded from hedge effectiveness.

At December 31, 2000, we had forward contracts to purchase $158,631,000 in foreign currencies (primarily Canadian Dollars), and to sell $39,553,000 in foreign currencies (primarily Canadian Dollars), at varying maturities from 2001 through 2004. At December 31, 2000, we had deferred gains of $414,000 and deferred losses of $2,214,000 related to these forward contracts. We had included deferred realized and unrealized gains and losses from hedging firm purchase and sale commitments on a net basis in the balance sheet as a component of either contracts in progress or advance billings on contracts.

We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. We mitigate this risk by using major financial institutions with high credit ratings.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts we have reported in the accompanying balance sheet for cash and cash equivalents approximate their fair values.

Investments: We estimate the fair values of investments based on quoted market prices. For investments for which there are no quoted market prices, we derive fair values from available yield curves for investments of similar quality and terms.

Notes receivable - affiliates: It is not practical for us to estimate the fair value of our non-current notes receivable from affiliates because the timing of the settlement of these notes has not been determined.

Long and short-term debt: We base the fair values of debt instruments on estimated prices based on current yields for debt issues of similar quality and terms. The carrying amounts reported in the accompanying balance sheet approximate their fair values.

Liabilities subject to compromise: It is not practical for us to estimate the fair value of our liabilities subject to compromise because the timing and ultimate outcome of the Chapter 11 proceedings are uncertain.

Foreign currency forward contracts: We estimate the fair values of foreign currency forward contracts by obtaining quotes from brokers. At December 31, 2001 and 2000, we had net forward contracts outstanding to purchase foreign currencies with notional values of $70,830,000 and $119,078,000 and fair values of ($5,830,000) and ($2,539,000), respectively.

The estimated fair values of our financial instruments are as follows:

                                                        December 31, 2001             December 31, 2000
                                                   --------------------------   --------------------------
                                                     Carrying       Fair         Carrying        Fair
                                                      Amount        Value         Amount         Value
                                                   ------------  ------------   ------------  ------------
 (In thousands)
   Balance Sheet Instruments
   -------------------------
   Cash and cash equivalents                       $    174,993  $    174,993   $     77,149  $     77,149
   Notes receivable - affiliates                   $     25,441  $     25,441   $     25,968  $     25,968
   Debt excluding capital leases                   $      4,667  $      4,667   $      4,717  $      4,717

NOTE 16 - SUBSEQUENT EVENT

On March 18, 2002, B&W received a consent from its lenders to remedy the violation of a covenant under the DIP Credit Facility at December 31, 2001.